Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Atlas Corp.

(Name of the Issuer)

Atlas Corp.

Poseidon Acquisition Corp.

Poseidon Merger Sub, Inc.

David L. Sokol

Fairfax Financial Holdings Limited

The Second 810 Holdco Ltd.

Fairfax (Barbados) International Corp.

Wentworth Insurance Company Ltd.

The Sixty Three Foundation

Odyssey Group Holdings, Inc.

Odyssey Reinsurance Company

Odyssey Reinsurance (Barbados) Ltd.

Newline Corporate Name Limited

Hudson Insurance Company

Hilltop Specialty Insurance Company

Allied World Assurance Company, Ltd

Allied World Insurance Company

Allied World Specialty Insurance Company

Allied World Surplus Lines Insurance Company

Allied World Assurance Company, AG

Allied World Assurance Company (Europe) dac

Allied World Assurance Company (U.S.) Inc.

United States Fire Insurance Company

Zenith Insurance Company

Brit Reinsurance (Bermuda) Limited

Brit UW Limited

TIG Insurance Company

Connemara Reinsurance Company Ltd.

CRC Reinsurance Limited

The North River Insurance Company

Hudson Excess Insurance Company

Brit Syndicates Limited

Deep Water Holdings, LLC

Ocean Network Express Pte. Ltd.

Ocean Network Express Holdings Ltd.

Bing Chen

(Name of Persons Filing Statement)

Table 1 – Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$1,251,701,093(1)	$0.00011020(2)	$137,937.46(2)

Fees Previously Paid	—		—

Total Transaction Value	$1,251,701,093

Total Fees Due for Filing			$137,937.46

Total Fees Previously Paid			$137,595.84

Total Fee Offsets			—

Net Fee Due			$341.62

(1) Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(c)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the aggregate cash payment for the proposed per share cash payment of $15.50 for 77,181,270 common shares of the issuer, which represents 281,765,472 common shares of the issuer that are expected to be issued and outstanding, less 204,584,202 common shares of the issuer owned by certain persons that will be contributed to Poseidon Acquisition Corp. pursuant to rollover and contribution agreements, (b) the product of options to purchase 2,000,000 common shares granted under the Company’s incentive plans with exercise prices less than $15.50 multiplied by $7.85 (which is the difference between the $15.50 per common share merger consideration and the weighted average exercise price of $7.65 per share), (c) the product of 2,105,736 common shares of the issuer that are issuable upon settlement of the issuer’s restricted share units granted under the issuer’s incentive plans multiplied by $15.50, and (d) the product of 455,000 common shares of the issuer that are issuable upon settlement of the issuer’s phantom shares granted under the issuer’s incentive plans multiplied by $15.50 ((a), (b), (c) and (d) together, the “Transaction Valuation”)).

(2) The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $110.20 for each $1,000,000 of Transaction Value. The filing fee was calculated in accordance with Rule 0-11(c) under the Exchange Act.